Exhibit 99.1

FOR IMMEDIATE RELEASE For more information contact: Wendy Simpson Pam Kessler (805) 981-8655

LTC ANNOUNCES REDUCED PRICING

AND EXTENSION OF UNSECURED CREDIT FACILITY

WESTLAKE VILLAGE, CALIFORNIA, June 28, 2018 — LTC Properties, Inc. (NYSE:LTC) announced today that it had entered into a Second Amended and Restated unsecured credit agreement (“the Credit Agreement”) to replace LTC’s previous unsecured credit agreement dated October 14, 2014.  The Credit Agreement maintains the $600 million aggregate commitment of the lenders under the prior agreement and provides for the opportunity to increase the commitment size of the Credit Agreement up to a total of $1 billion.  The Credit Agreement extends the maturity of the Credit Agreement to June 27, 2022 and provides for a one-year extension option at LTC’s discretion, subject to customary conditions.  Additionally, the Credit Agreement decreases the interest rate margins and converts from the payment of unused commitment fees to a facility fee.  As of June 27, 2018, LTC had $59 million outstanding under the unsecured revolving credit facility with pricing under the new Credit Agreement at LIBOR plus 115 basis points and a facility fee of 20 basis points.

The following banks are participants in the Credit Agreement: Bank of Montreal, as Administrative Agent, BMO Capital Markets Corp., as Co-Lead Arranger and Joint Book Runner, KeyBank National Association, as Syndication Agent, KeyBanc Capital Markets, Inc. as Co-Lead Arranger and Joint Book Runner, Wells Fargo Bank, National Association as Documentation Agent, Wells Fargo Securities LLC as Co-Lead Arranger and Joint Book Runner and Royal Bank of Canada, MUFG Union Bank, N.A., Citizens Bank, N.A, Credit Agricole CIB and Mizuho Bank, Ltd. as lenders.

About LTC Properties

LTC (NYSE: LTC) is a real estate investment trust that invests in seniors housing and health care properties primarily through sale-leaseback transactions, mortgage financing and structured finance solutions including mezzanine lending. The company’s portfolio currently includes more than 200 assisted living communities, memory care communities and post-acute/skilled nursing centers, located in 29 states with 29 regional and national operating partners. For more information on LTC Properties, Inc., visit the Company’s website at www.LTCreit.com, or connect with us on Twitter @LTCreit and LinkedIn.

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future.  All statements other than historical facts contained in this press release are forward looking statements.  These forward looking statements involve a number of risks and uncertainties.  All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements.  Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct.  The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.